Exhibit 99.1

Eagle Broadband to Trade on the OTC Market

LEAGUE CITY, Texas, Mar 28, 2007 (BUSINESS WIRE) -- Eagle Broadband, Inc. (AMEX: EAG), a leading national provider of broadband, Internet protocol (IP) and communications technology and services, today announced that the company's Board of Directors has determined not to pursue the hearing before the Listing Qualifications Panel of the American Stock Exchange (the "Amex") regarding the continued listing of the company's stock, which was scheduled for March 29, 2007. The company notified the Amex of the Board's determination on March 27, 2007 and anticipates that its stock will be removed from listing on the Amex effective Monday, April 9, 2007.

The company expects its stock to begin trading on the over-the-counter market at market open on Monday, April 9, 2007. The company anticipates that its stock will be quoted on the Over-the-Counter Bulletin Board, provided that a market maker in the common stock files the appropriate application with, and such application is cleared by, the NASD. Quotations should continue to be available on financial websites such as Yahoo! Finance and Google Finance. The company will announce the new trading symbol for its common stock once it has been assigned.

Jim Reinhartsen, Eagle's Chairman said, "Following a careful analysis, we believe it is the best interest of the company and its shareholders that we not pursue the delisting hearing. Having the stock trade on the over-the-counter market will have no effect on our operations, and we'll also realize significant cost savings. Eagle will continue to file all required SEC reports and remain a fully reporting company."

About Eagle Broadband, Inc.

Eagle Broadband is a technology company that develops and delivers products and services in three core business segments:

IPTV -- Eagle Broadband's IPTVComplete(TM) provides direct access to more than 250 channels of high-demand programming from popular entertainment providers, often using Eagle's high-definition, set-top boxes.

SatMAX(R) -- Eagle Broadband's SatMAX provides indoor/outdoor communications utilizing the global Iridium-based (www.iridium.com) satellite communications system. It offers both fixed and mobile solutions, including the emergency first responder SatMAX Alpha "SatMAX-in-a-suitcase" technology.

IT Services - Eagle Broadband's IT Services Group is a full-service integrator offering a complete range of network technology products including VoIP, remote network management, network implementation services and IT project management services.

For more information on Eagle Broadband, visit www.eaglebroadband.com.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the company's ability to continue as a going concern, the company's liquidity constraints and ability to obtain financing and working capital on favorable terms, the continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

SOURCE: Eagle Broadband, Inc.